Exhibit 99.1

Avinger Reports Third Quarter 2019 Financial Results

Increased Utilization Drives 33% Growth in Catheter Sales and Gross Margin Expansion

Total Pantheris Revenue Increases 81% Year-over-Year

Redwood City, Calif., November 5, 2019 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today reported results for the quarter ended September 30, 2019.

Third Quarter Highlights

●	Increased revenue 19% year-over-year, to $2.4 million, driven by a 33% increase in catheter sales and launches at 7 new sites
●	Grew total Pantheris revenue by 81%, to $1.6 million, compared to prior year and 48% compared to the second quarter
●	Commenced national launch of Pantheris SV (Small Vessel) in late September with strong market demand
●	Reported 35% gross margin, an 8-point improvement from prior year, and a 4-point increase over the second quarter
●	Further reduced operating expenses by 7% year-over-year

Jeff Soinski, Avinger’s president and CEO, commented, “Avinger demonstrated clear acceleration in its topline performance with a 33% increase in catheter sales and a 19% increase in overall revenue during the third quarter. Revenue growth was driven by broad-based increases in Pantheris utilization, new Lumivascular site launches and the addition of Pantheris SV to our portfolio late in the quarter. We expect these actions to drive continued growth of catheter sales in the fourth quarter.

“Operational results also continued to improve as we scale revenue. Gross margin increased to 35% and operating expenses continued to decline as we closely manage costs. Our expanded sales team has been successful at driving case volume across our installed base and enabled the launch of 7 new sites in the third quarter, including centers located in the high-volume PAD markets of Florida, Georgia and Arizona. We expect to further ramp treatment volume at current accounts and to add new sites in the fourth quarter.

“We are especially excited about the launch of Pantheris SV, which has generated strong sales activity from the first day of its national launch in late September. Centers are actively seeking this compelling new solution to treat disease in small vessels, where few good therapeutic options exist. With 25 sites utilizing SV product in the third quarter and new sites coming online each week, we are seeing strong early momentum. By extending physicians’ reach to the small vessels below-the-knee, we estimate Pantheris SV could expand our addressable atherectomy market by as much as 50%.”

Third Quarter 2019 Financial Results

Total revenue was $2.4 million for the third quarter of 2019, an increase of 19% from the third quarter of 2018, driven by a 33% year-over-year increase in catheter sales. Revenue growth was offset by a decline in console sales, which were a larger contributor to revenue in 2018. The company is focusing on expanding its sales of disposable products, which can generate higher margin at scale.

Gross margin for the third quarter of 2019 was 35%, an 8-point increase compared to the third quarter of 2018 and a 4-point sequential increase compared to the second quarter of 2019. The gross margin improvement was driven by increased sales of higher margin products and expanded production output. Operating expenses for the third quarter of 2019 were $5.5 million, a decrease of 7% from the third quarter of 2018, even as the company has ramped its sales team throughout 2019, from 20 a year-ago to 28 sales professionals at the end of the third quarter.

Net loss and comprehensive loss for the third quarter of 2019 was $4.6 million, an improvement of 14% compared to a loss of $5.4 million in the third quarter of 2018.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $3.9 million, an improvement of 12% compared to a loss of $4.4 million for the third quarter of 2018. This was Avinger’s third consecutive quarter in reduction of adjusted EBITDA loss and its lowest adjusted EBITDA loss in 3 years.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $14.5 million as of September 30, 2019, compared with $14.8 million as of June 30, 2019. On August 26, 2019, Avinger announced gross proceeds of $4.5 million from an underwritten public offering.

As of September 30, 2019, Avinger had approximately 10.3 million shares of common stock, 44,745 shares of Series A preferred stock and 178 shares of Series B preferred stock outstanding. Each share of the Series A preferred stock is convertible into 50 shares of the Company’s common stock at a conversion price of $20.00 per share. Each share of Series B preferred stock is convertible into approximately 847 shares of the Company’s common stock at a conversion price of $1.18.

Conference Call

Avinger will hold a conference call today, November 5, 2019 at 4:30pm ET to discuss its third quarter 2019 financial results.

Individuals interested in listening to the conference call may do so by dialing 844-369-8774 for domestic callers or +1-862-298-0844 for international callers. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations.

A replay of the call will be available beginning November 5, 2019 at approximately 7:30pm PT/ 10:30pm ET through November 12, 2019. To access the replay, dial +1-919-882-2331 and reference Conference ID: 56428. The webcast will also be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, including relating to our expectations regarding further growth of disposable sales and expected treatment volume, and the potential increase of our available atherectomy market. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Public Relations Contact:

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Condensed Statements of Operations and Comprehensive Loss
(in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018

Revenue	$2,410	$2,020	$6,569	$5,887
Cost of revenue	1,563	1,477	4,629	5,061
Gross profit (loss)	847	543	1,940	826

Operating expense
Research and development	1,371	1,404	4,120	4,340
Selling, general, and administrative	4,091	4,499	12,168	13,443
Total operating expense	5,462	5,903	16,288	17,783

Operating income/(loss)	(4,615)	(5,360)	(14,348)	(16,957)

Other income (expense), net:
Interest expense, net	(307)	(270)	(849)	(5,221)
Other income, net	299	242	868	710
Net loss and comprehensive loss	(4,623)	(5,388)	(14,329)	(21,468)
Accretion of preferred stock dividends	(895)	(836)	(2,685)	(2,082)
Deemed dividend arising from beneficial conversion feature of convertible preferred stock	-	-	-	(5,216)
Net loss attributable to common stockholders	$(5,518)	$(6,224)	$(17,014)	$(28,766)

Net loss per share attributable to common stockholders basic and diluted	$(0.70)	$(5.56)	$(2.75)	$(43.00)

Weighted average common shares used to compute net loss per share, basic and diluted	7,900	1,119	6,189	669

Condensed Balance Sheets
(in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$14,461	$16,410
Accounts receivable, net of allowance for doubtful accounts of $185 and $260 at September 30, 2019 and December 31, 2018, respectively	1,301	1,154
Inventories	4,112	3,422
Prepaid expenses and other current assets	489	635
Total current assets	20,363	21,621

Right of use asset	5,192	-
Property and equipment, net	1,873	2,078
Other assets	579	-
Total assets	$28,007	$23,699

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable	$919	$1,148
Accrued compensation	1,189	1,197
Accrued expenses and other current liabilities	681	1,449
Leasehold liability	855	-
Borrowings	8,578	7,486
Preferred stock dividends payable	2,685	2,918
Total current liabilities	14,907	14,198
Leasehold liability	4,337	-
Other long-term liabilities	9	41
Total liabilities	19,253	14,239

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	10	3
Additional paid-in capital	351,958	338,342
Accumulated deficit	(343,214)	(328,885)
Total stockholders' equity	8,754	9,460
Total liabilities and stockholders' equity	$28,007	$23,699

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss
(in thousands)
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018

Net loss and comprehensive loss	$(4,623)	$(5,388)	$(14,329)	$(21,468)
Add: Interest expense, net	307	270	849	5,221
Add: Other income, net	(299)	(242)	(868)	(710)
Add: Stock-based compensation	523	768	1,532	2,028
Add: Certain inventory charges	-	-	-	630
Add: Certain depreciation and amortization charges	226	217	654	735
Adjusted EBITDA	$(3,866)	$(4,375)	$(12,162)	$(13,564)